Exhibit 99.1

3PEA Reports Full Year 2017 Financial Results

2017 Revenue up 46% to a Record $15.2M; Drives Net Income of $1.8M and Diluted EPS of $0.04

HENDERSON, Nev.--(BUSINESS WIRE)-- 3PEA International, Inc. (OTCQB:TPNL), a vertically integrated provider of innovative prepaid card programs and processing services for corporate, consumer and government applications, reported financial results for the fourth quarter and full year ended December 31, 2017.

Management Commentary

“We are very pleased with our 2017 results. We recorded record revenue, increased our cardholder base significantly, and increased our net profits,” said Mark Newcomer, Chief Executive Officer, 3PEA International. “We are executing on our strategy focused on expanding both the PaySign brand and our cardholder base in existing markets as we continue to build our sales team. In 2017, there were over 1,550,000 PaySign cardholders nationwide. We are extremely optimistic as we continue to experience a robust sales pipeline in both new and existing markets.”

“2017 was a breakthrough year for 3PEA,” said Brian Polan, Chief Financial Officer, 3PEA International. “The Company successfully grew revenues and net profit, maintained gross margins, increased its cash flow from operations, and continued to operate debt free.”

2017 Financial Results

Revenues for the year ended December 31, 2017 were $15,234,091, an increase of $4,817,419 compared to the year ended December 31, 2016, when revenues were $10,416,672. The increase in revenue approximating 46% was primarily due to an increase in the number of new corporate incentive prepaid card products and growth within our existing card products.

Gross profit in 2017 increased to $6.7 million, or 44.0% of total revenues, compared to $4.5 million, or 43.6% of total revenues in 2016. The Company expects gross profit margins will improve in 2018.

Total operating expenses in 2017 were $4.9 million compared to $3.2 million in 2016. The increase was due to increases in selling, general and administrative expenses and depreciation and amortization as we continued to add administrative staff, invest in infrastructure, and build out our Sales, Marketing and Business Development departments.

Net income in 2017 was $1.8 million, or $0.04 per diluted share, compared to net income of $1.4 million, or $0.03 per share in 2016.

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Company Update

In 2018, the Company’s revenue focus will be to increase our footprint in our existing markets, expand our product and services offerings to existing cardholders, while aggressively targeting new, high margin business in new markets and geographies. Recent investments in sales and marketing have resulted in the most robust sales pipeline in the company’s history. For 2018, the Company believes it will experience growth rates comparable to, or better than, those experienced in 2017 as a result of growth in our existing card products and the expected addition of new card products in various market verticals. The Company expects gross profit margins to see improvement in 2018. As of December 31, 2017, the Company had over 1,550,000 PaySign Cardholders participating in 205 card products and continues to increase the number of card products in its portfolio.

In the first quarter of 2018, The Company has begun taking the necessary steps to meet the various requirements to apply for uplisting to a national exchange.

About 3PEA International

3PEA International (OTCQB:TPNL) is an experienced and trusted prepaid debit card payment solutions provider as well as an integrated payment processor. Through its PaySign brand, 3PEA designs and develops payment solutions, prepaid card programs, and customized payment services. 3PEA’s corporate incentive prepaid cards are changing the way corporations reward, motivate, and engage their current and potential customers, employees, and agents. 3PEA’s customizable prepaid solutions offer significant cost savings while improving brand recognition and customer loyalty. 3PEA’s customers include healthcare companies, major pharmaceutical companies, large multinationals, prestigious universities, and social media companies. PaySign is a registered trademark of 3PEA Technologies, Inc. in the United States and other countries. For more information visit us at www.3pea.com or follow us on LinkedIn, Twitter and Facebook.

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There is no assurance that such statements will prove to be accurate, and actual results and future events could differ materially. 3PEA undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

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3PEA INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE TWELVE MONTHS ENDED DECEMBER 30, 2017 AND 2016

(AUDITED)

	For the year ended	For the year ended
	December 31, 2017	December 31, 2016
Revenues	$15,234,091	$10,416,672

Cost of revenues	8,534,272	5,879,238

Gross profit	6,699,819	4,537,434

Operating expenses
Depreciation and amortization	876,191	572,320
Selling, general and administrative	4,055,836	2,606,505
Total operating expenses	4,932,027	3,178,825

Income from operations	1,767,792	1,358,609

Other income (expense)
Other income	55,541	16,149
Interest expense	(31,623)	(77,107)
Total other income (expense)	23,918	(60,958)

Income before noncontrolling interest	1,791,710	1,297,651
Provision for income taxes	6,000	–

Net income before noncontrolling interest	1,785,710	1,297,651
Net loss attributable to the noncontrolling interest	5,431	103,148

Net income attributable to 3PEA International, Inc.	$1,791,141	$1,400,799

Net income per common share - basic	$0.04	$0.03
Net income per common share - fully diluted	$0.04	$0.03

Weighted average common shares outstanding - basic	43,397,477	42,875,519
Weighted average common shares outstanding - fully diluted	44,934,977	43,867,228

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3PEA INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2017 AND 2016

(AUDITED)

	December 31,	December 31,
	2017	2016
ASSETS
Current assets
Cash	$2,748,313	$1,631,943
Restricted Cash	14,416,444	10,002,505
Accounts Receivable	165,523	110,269
Prepaid Expenses and other current assets	572,789	270,634
Total current assets	17,903,069	12,015,351

Fixed assets, net	854,402	300,761

Intangible and other assets
Deposits	5,551	5,551
Intangible assets, net	1,639,557	1,550,044

Total assets	$20,402,579	$13,871,707

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$1,145,083	$765,596
Customer card funding	14,416,444	10,002,505
Legal settlement payable - current portion	–	254,900
Notes payable	–	124,168
Total current liabilities	15,561,527	11,147,169

Long-term liabilities
Notes Payable	–	27,892
Total long-term liabilities	–	27,892

Total liabilities	15,561,527	11,175,061

Stockholders' equity
Common stock: $0.001 par value; 150,000,000 shares authorized, 43,670,765 and 43,185,765 issued and outstanding at December 31, 2017 and December 31, 2016, respectively	43,671	43,186
Additional paid-in capital	7,155,970	6,797,759
Treasury stock at cost, 303,450 shares and 303,450 shares, December 31, 2017 and December 31, 2016, respectively	(150,000)	(150,000)
Accumulated deficit	(2,008,472)	(3,799,613)
Total 3PEA International, Inc.'s stockholders' equity	5,041,169	2,891,332
Non-controlling interest	(200,117)	(194,686)
Total stockholders' equity	4,841,052	2,696,646

Total liabilities and stockholders' equity	$20,402,579	$13,871,707

Contacts

3PEA International, Inc.
Brian Polan, 1-702-749-7234
Chief Financial Officer
bpolan@3pea.com
www.3pea.com

Source: 3PEA International, Inc.

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